UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): SEPTEMBER 1, 2006
ATARI, INC.
(Exact name of registrant as specified in charter)
DELAWARE
(State or other jurisdiction
of incorporation or organization)
Commission File Number: 0-27338
13-3689915
(I.R.S. employer identification no.)
417 FIFTH AVENUE
NEW YORK, NEW YORK 10016
(Address of principal executive
offices, including zip code)
(212) 726-6500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 1, 2006, Atari, Inc. (the “Company”) entered into an Employment Agreement with David R. Pierce (the “Agreement”). Pursuant to the Agreement, commencing on September 5, 2006, Mr. Pierce is to serve as the President and Chief Executive Officer of the Company, reporting directly to the Board of Directors. The term of the Agreement will continue through August 31, 2009.
     Under the Agreement, Mr. Pierce receives an annual salary of $600,000, such salary to be reviewed annually for increase in the Compensation Committee’s sole discretion. Mr. Pierce is eligible to receive an annual bonus with a target amount of 100% of his base salary, 50% of which is based upon achievement of revenue and profit targets for the applicable fiscal year and the remaining 50% of which is based upon attainment of strategic objectives to be agreed upon by the Board and Mr. Pierce on an annual basis. For the portion of fiscal 2007 during which Mr. Pierce will be the President and Chief Executive Officer, he will be eligible for an incentive bonus equal to 50% of his base salary, half of which is based upon meeting a capital raising threshold and the other half of which is based upon attainment of strategic objectives to be agreed upon by the Board and Mr. Pierce promptly after commencement of his employment.
     Effective September 5, 2006, Mr. Pierce was granted stock options to purchase 1,000,000 shares of the Company’s Common Stock with an exercise price equal to the closing price of the Company’s Common Stock on the Nasdaq Global Market on such date. Unless vesting is otherwise accelerated, such options shall vest 25% on September 5, 2007 and 6.25% each calendar quarter end thereafter commencing with the calendar quarter ending December 31, 2007. The Company will also provide Mr. Pierce with a $1,000,000 life insurance policy.
     If Mr. Pierce’s employment is terminated as a result of his death or disability, Mr. Pierce or his estate or designated beneficiary, as applicable, will receive (i) any salary that Mr. Pierce has earned but that remains unpaid, any non-reimbursed business expenses and any bonus due for any completed fiscal year (“Accrued Amounts”), (ii) all installments of base salary that would be due to Mr. Pierce had he remained employed for the term of the Agreement, and (iii) the pro rata incentive bonus for the year of termination. In addition, all of Mr. Pierce’s stock options would vest and remain exercisable for a period of one year thereafter or, if less, the remainder of the term of the grant.
     Furthermore, if Mr. Pierce is terminated without cause or resigns for good reason, then in exchange for a general release (if requested) and conditional upon Mr. Pierce’s ongoing compliance with certain covenants, Mr. Pierce will receive his then current base salary, in equal monthly installments, and continued medical benefits for an initial period of six months. If Mr. Pierce does not secure full time employment (self or otherwise) at the end of such six months, he will receive his then current base salary and continued medical benefits for an additional three months, and if Mr. Pierce does not secure full time employment at the end of such additional three month period (9 months in aggregate) he will receive his then current base salary and continued medical benefits for another three months. Mr. Pierce will also receive (i) a bonus payment equal to the pro-rata portion of the incentive bonus for the year of termination and payment of any accrued amounts for vacation, expenses or prior year bonuses, and (ii) 100% vesting of options, which shall remain exercisable for a period of three months thereafter (or, if the employment terminates after September 5, 2007, a period of six months) or, if less, the remainder of the term of the grant. If Mr. Pierce is terminated for cause he shall only be entitled to Accrued Amounts and all stock options will be forfeited.

     Mr. Pierce has also agreed to certain confidentiality, non-compete, non-solicit and non-disparagement covenants.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     (b)     Effective September 5, 2006, Bruno Bonnell will no longer serve as the Company’s Chief Executive Officer, as he will be replaced by Mr. Pierce in that capacity. Mr. Bonnell will focus on his activities as the Company’s Chief Creative Officer, as well as continuing to serve as the Company’s Chairman and Acting Chief Financial Officer.
     (c)     As discussed above, effective September 5, 2006, David Pierce, age 49, was appointed the President and Chief Executive Officer of the Company. The material terms of Mr. Pierce’s Employment Agreement are set forth above under “Item 1.01 Entry into a Material Definitive Agreement” and are incorporated by reference into this Item 5.02.
     Prior to joining the Company and from 2000 to 2005, Mr. Pierce was the Executive Vice President of the Sony Wonder — Home Entertainment Division of Sony BMG Music Entertainment, where he oversaw and restructured the finance, operations, program strategy, and sales and marketing divisions. From 1995 to 2000, Mr. Pierce served as the Senior Vice President of Sony Wonder — Home Entertainment Division performing similar functions. From 1989 to 1994, Mr. Pierce was the Senior Vice President of Columbia Tristar Home Video, a division of Sony Pictures Entertainment. Prior to that, Mr. Pierce held management positions with New World Pictures, MGM/United Artists, and MCA Universal.
     There is no pre-existing arrangement or understanding which required that Mr. Pierce be selected as President and Chief Executive Officer of the Company. Mr. Pierce is neither related to any other director/executive officer of the Company nor does he have relationships or transactions with the Company outside the context of his employment.
Item 7.01. Regulation FD Disclosure.
     On September 5, 2006, the Company issued a press release announcing David Pierce’s appointment as President and Chief Executive Officer. A copy of the press release is furnished as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.
     (c)     Exhibits. The following exhibit is furnished as part of this report:

Exhibit 99.1	Atari, Inc. Press Release, dated September 5, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATARI, INC.
By:	/s/ Kristina K. Pappa
Kristina K. Pappa
Vice President and General Counsel

Date: September 5, 2006

EXHIBIT INDEX

Number	Description
99.1	Atari, Inc. Press Release, dated September 5, 2006.

5